Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 7, 2007, relating to the consolidated financial statements of The Steak n Shake Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment effective September 29, 2005), and the effectiveness of The Steak n Shake Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Steak n Shake Company for the year ended September 26, 2007.

/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
December 19, 2007